UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2017

CSS Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Plymouth Road, Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(610) 729-3959

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
(1)    On February 6, 2017, our Board of Directors (“Board”) increased the size of the Board from six directors to seven directors and filled the resulting vacancy by electing Harry J. Mullany, III as a member of the Board.

(2)    There are no arrangements or understandings between Mr. Mullany and any other persons pursuant to which Mr. Mullany was selected as a director.

(3)    On February 6, 2017, our Board increased the size of its Human Resources Committee from three members to four and filled the resulting vacancy by electing Mr. Mullany as a member of the Human Resources Committee.

(4)    With respect to Mr. Mullany and members of his immediate family, there have been no past transactions, and there are no currently proposed transactions, described in Item 404(a) of Regulation S-K.

(5)    Mr. Mullany will participate in the same compensation arrangements as our other non-employee directors. For his service as a non-employee director, he will receive an annual fee of $52,500. For his service as a member of the Human Resources Committee, he will receive an additional annual fee of $5,000. In addition, he will receive attendance fees if he attends more than a threshold number of Board and/or Human Resources Committee meetings in a given fiscal year. The threshold number of meetings is twelve per fiscal year for the Board and seven per fiscal year for the Human Resources Committee. Attendance fees are equal to $1,500 for each Board and/or Human Resources Committee meeting attended in excess of the applicable threshold, except that the fee for attendance at Board and/or Human Resources Committee meetings held telephonically and of not more than one hour in duration is $750.00. Further, all non-employee directors, including Mr. Mullany, are eligible to receive equity compensation awards under our 2013 Equity Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc.
(Registrant)

Date:	February 10, 2017	By:	/s/ William G. Kiesling
William G. Kiesling
Vice President–Legal and Licensing and General Counsel

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